Exhibit 99.1

From:	EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-4551

Venerando Indelicato (813) 814-0722

FOR RELEASE: at 9:00AM, Monday, February 13, 2017

EnviroStar, Inc. (“EVI”) Announces Second Quarter Results

Miami, FL – February 13, 2017 – EnviroStar, Inc. (NYSE MKT: EVI) today reported revenues and net income for the six and three-month periods ended December 31, 2016. As previously disclosed, on October 10, 2016, EVI completed the acquisition of substantially all of the assets of Western State Design LLC (“Western”), a California-based distributor of commercial, industrial, and coin-operated laundry products and a provider of installation and routine maintenance services. The results of Western’s operations following the closing date are included in EVI’s results of operations for the six and three-month periods ended December 31, 2016.

For the six months ended December 31, 2016, revenues increased by 188% to approximately $42.9 million from approximately $14.9 million for the same period of fiscal 2016. For the first six months of fiscal 2017, EVI generated operating income and net income of approximately $2.8 million and $1.7 million, respectively, or $0.19 per share, compared to operating income and net income of approximately $860,000 and $536,000, respectively, or $0.08 per share, for the same period of fiscal 2016.

For the second quarter ended December 31, 2016, revenues increased by 287% to approximately $33.4 million from approximately $8.6 million in the comparable period of fiscal 2016. Operating income and net income for the second quarter of fiscal 2017 was approximately $2.3 million and $1.3 million, respectively, amounting to net earnings of $0.13 per share, compared to operating income and net income of approximately $607,000 and $379,000, respectively, amounting to net earnings of $0.05 per share, for the second quarter of fiscal 2016.

During December 2016, EVI declared a special dividend of $0.10 per share to its stockholders, or a total dividend of approximately $1.0 million, which was paid during January 2017.

Henry M. Nahmad, Chairman and Chief Executive Officer of EVI, stated,

“The results of our operations reflect the addition of Western to the EVI family and the financial strength of our combined operations. We continue to pursue our goal of becoming the largest distributor and service provider in the commercial laundry industry through the execution of our buy and build growth strategy, including ongoing efforts to build existing operations through collaboration across our business units. We believe the results of these initiatives will result in continued growth of the EVI family and our financial results.”

EnviroStar, Inc., through its subsidiaries, is one of the nation’s leading distributors of commercial laundry equipment, parts, and supplies, including dry cleaning products and industrial boilers.

Safe Harbor Statement

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of the Company, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, the risks related to EVI’s business, results (including future revenues and earnings), financial condition, growth strategy and prospects, risks related to EVI’s ability to successfully build its existing operations, risks associated with the EVI’s buy-and-build growth strategy, including that EVI may not be successful in identifying or consummating acquisitions or other strategic opportunities, that the potential benefits of acquisitions (including the acquisition of Western) may not be realized to the extent anticipated or at all, that EVI may not otherwise be successful in expanding its distribution and service network, integration risks, risks related to indebtedness incurred in connection acquisitions (including the indebtedness incurred in connection with the acquisition of Western), dilution experienced by EVI’s stockholders as a result of shares issued in connection with acquisitions and the financing of acquisitions (including the acquisition of Western), and risks related to the business, operations and prospects of acquired companies (including Western), and other economic, competitive, governmental, technological and other risks and factors, including those discussed in the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016. Many of these risks and factors are beyond the Company’s control. In addition, past performance and perceived trends may not be indicative of future results. The Company cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EVI does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.

EnviroStar, Inc. and Subsidiaries (NYSE MKT: EVI)

Summary Unaudited Consolidated Statements of Operations

	Six months ended		Three months ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues	$42,870,000	$14,863,000	$33,398,000	$8,626,000

Operating income	2,841,000	860,000	2,276,000	607,000

Income before income
taxes	2,791,000	861,000	2,226,000	608,000
Provision for income taxes	1,111,000	325,000	897,000	229,000

Net income	$1,680,000	$536,000	$1,329,000	$379,000

Basic and diluted
earnings per share	$0.19	$0.08	$ 0 .13	$0.05

Weighted average shares
outstanding:
Basic and diluted	8,538,000	7,034,000	10,043,000	7,034,000